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                                   EXHIBIT 2.2

                                  SCHEDULE 8.9

     At the Effective Time, the Board of Directors of EVSI shall consist of the following Persons:

            Richard Dix
            Lloyd Shoppa
            Jack Thompkins
            Nancy Upton
            J.L. Evans, Sr.
            2 outside directors to be designated by EVSI and reasonably acceptable to the Company

     The officers of EVSI shall consist of the following Person:

            Richard Dix - Chairman of the Board and Chief Executive Officer





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